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                                                                EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

        LEGEND PROPERTIES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 18, 1988 and Amended and Restated on December 31, 1996.

        2. The first sentence of Article IV, Section A of the Amended and Restated Certificate of Incorporation be, and hereby is, deleted in its entirety and the following be substituted in its entirety:

        "The total number of shares of capital stock which the Corporation shall have authority to issue is fifteen million (15,000,000) shares, of which five million (5,000,000) shares shall be preferred stock, $0.01 par value, and ten million (10,000,000) shares shall be common stock, $0.01 par value."

        3. In accordance with Section 242 of the Delaware General Corporation Law, the above statement of amendment has been duly approved by the board of directors and stockholders of the Corporation.

        IN WITNESS WHEREOF, Legend Properties, Inc. has caused this Certificate to be signed by Raymond J. Whitty, its Secretary, who does make this Certificate and declare and certify under penalty of perjury that this is the act and deed of the Corporation and that the facts stated therein are true, and accordingly have set his hand hereto this 1st day of July, 1997.



                                        By:  /s/  RAYMOND J. WHITTY
                                          ----------------------------------
                                             Raymond J. Whitty, Secretary